Exhibit 10.5

Real Technology Broker Ltd.

To:	Tamir Poleg, I.D number 038309860 Of 11 Hagalim St. Arsuf, Israel

May 6, 2026

Employment Agreement

Dear Tamir,

We are pleased to extend you this offer of employment in Real Technology Broker Ltd. (the “Company”). This letter sets forth the terms of your employment, which, if you accept by countersigning below, will govern your employment with the Company (the “Agreement”).

1.	Duties, Obligations and Consents
1.1

Commencing on May 6, 2026 (the “Commencement Date”) you shall be engaged in the position of CEO, in a fulltime position, and shall report to the Board of directors of The Real Brokerage Inc. (the “Board”) or other person as directed. Your duties and responsibilities shall include but not be limited to those duties and responsibilities customarily performed by a person in such position.

As part of your role as CEO, you may provide services which benefit other Group (as defined below) entities according to The Real Brokerage Inc.’s Board of Directors instructions. It is clarified that no additional consideration will be paid for these services. “Group” – the term Group in this Agreement shall mean the Company and its affiliates, being persons or entities, which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

1.2

You shall use your best endeavors to promote the interests of the Group (as defined below). You shall devote all of your business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Group. Without limiting the generality of the foregoing, you will work the hours required to fulfill your role.

You shall use your best endeavors to protect the good name of the Group and shall not perform any act that may bring the Group into disrepute.

1.3

In the event that you discover that you have, or might have at some point in the future, any direct or indirect personal interest in any of the Group’s business, or a conflict of interest with your employment duties and functions, you shall immediately inform the Company upon such discovery.

1.4

You shall not engage, directly or indirectly, in any business, professional or commercial occupation outside your employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Company, and subject to the terms of such approval. The Company may cancel or change such approval at any time, in its sole and absolute discretion. Nothing stated herein shall preclude you from owning a stock interest not greater than 5% in any publicly traded corporation so long as you have no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

1.5

You shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.

1.6	You hereby represent that no provision of any law, regulation, agreement or other source prohibits you from entering into this Agreement and fulfilling all its terms.
1.7	You hereby undertake to comply with all Group disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the employee handbook and the Code of Business Conduct and Ethics, and any successor or related policies (the “Rules”). This Employment Agreement prevails to the extent of any inconsistency with the Rules.

1.8

You are aware of the need for frequent travel outside of Israel, for short or long periods, and hereby agree to perform such travel and stay inside and outside of Israel as may be necessary to fulfill your duties hereunder.

1.9

You consent, of your own free will and although not required to do so under law, that the information in this Agreement and any information concerning you gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel). The Company undertakes that the information will be used and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining your right to privacy.

1.10

You agree that the Company may monitor your use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under your direct control or otherwise.

1.11

You hereby undertake to keep the contents of this Employment Agreement confidential and not to disclose the existence or contents of this Employment Agreement to any third party without the prior written consent of the Company.

1.12

Upon the signing of this Agreement, you will sign a Letter of Undertaking regarding your previous engagement with the Company and Real Broker, LLC and The Real Brokerage Inc. in the form attached hereto as Appendix A, which constitutes an integral part hereof.

1.13

You hereby undertake to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company except for your immediate family members and your personal advisors who are subject to confidentiality obligations.

2.	Salary and Benefits
2.1	Your salary and benefits will be as detailed in Appendix B to this Agreement, which forms an integral part hereof.
2.2

As you are employed hereunder in a CEO position which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to you or to your employment with the Company. You acknowledge that the consideration set for you hereunder nevertheless includes within it consideration that would otherwise have been due to you pursuant to such law.

3.	Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

Upon the signing of this Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix C, which constitutes an integral part hereof. Your employment compensation has been calculated to include special consideration for your commitments under Appendix C.

4.	Termination of Employment
4.1	Your employment shall commence as of the Commencement Date and shall continue for an un-fixed term, unless terminated in accordance with the terms of this Agreement.
4.2

Termination of this Agreement shall be by either party giving to the other party prior notice according to law during the first year of employment, and at least 30 days of prior written notice as of the second year of employment (the “Prior Notice”). During the Prior Notice period you should attend work, continue to perform your position within the Company and train your successor unless the Company instructs otherwise in writing.

4.3	Notwithstanding Section 4.2 above, the Company may, in its sole discretion:
●	Terminate your employment without Prior Notice in whole or in part, by giving you notice together with payment in lieu of all or part of the Prior Notice, as the case may be, according to law. Your employment shall be deemed to have ceased on the date of the receipt of the notice from the Company; and/or
●	Instruct you not to attend work during the Prior Notice period or any part of it. In such case, you will continue to receive your salary and other benefits to which you are entitled under this Agreement except for benefits dependent on actual work.
4.4

Notwithstanding the above, the Company shall be entitled to terminate this Employment Agreement forthwith, without Prior Notice or payment in lieu of notice, where you have performed any act that entitles the Company legally to dismiss you without prior notice in connection with such dismissal.

4.5

Upon termination of this Agreement or at such other time as directed by the Company, you shall immediately return to the Company each and every asset (including documents and information) in your possession or control which belongs, or has been entrusted, to the Company. Furthermore, upon termination of this Agreement, or at such other time as directed by the Company, you shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of your work.

5.	General
5.1	All the payments and benefits provided to you under this Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
5.2	The Company shall be entitled to set-off any amount owed to the Company by you from any source whatsoever from any amount owed by the Company to you from any source whatsoever.
5.3

This Agreement is personal, and the terms and conditions of your employment shall be solely as set forth herein. You shall not be entitled to any payment, right or benefit which is not expressly mentioned in this Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.

5.4

This Agreement, after confirmed by you, shall contain the entire understanding between the Company and yourself with respect to your employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein shall be null and void in their entirety.

5.5	This Agreement and your employment by the Company shall be governed by and construed in accordance with the laws of Israel.
5.6

This Agreement also constitutes a Notification of Employment Conditions pursuant to the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection) 5762-2002, and it includes all of the information which the Company is obligated by law to provide you.

PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY.

Yours sincerely

By:	/s/ Alexandra Lumpkin
Alexandra Lumpkin
Vice President of Real Technology Broker Ltd.
May 6, 2026

CONFIRMATION

I hereby confirm that I have read the above Agreement, I understand it and agree with its contents.

Tamir Poleg	/s/ Tamir Poleg	5/6/2026
Employee	Signature	Date

Appendix A

To: Real Technology Broker Ltd. (the “Company”-)

Real Broker, LLC

The Real Brokerage Inc.

Letter of Undertaking

I, the undersigned, Tamir Poleg, holder of I.D. 038309860, hereby confirm and irrevocably declare and undertake to the Company as follows:

1.

Since 2014 (the “Services Period”), I have provided services (the “Services”) to the Company and its affiliates, including Real Broker, LLC and The Real Brokerage Inc. (“Canadian group”) at times as an employee though the majority of the time through TYD Consulting (“TYD”), as an independent contractor (the “Services”).

2.

I hereby declare and reaffirm that throughout the Services Period, when I provided the Services as an independent contractor, it was per my wish and request, made as a result of my own considerations, and consequently, during the Services Period, no employer-employee relationship existed between myself and any company in the Group relating to the Services I provided through TYD.

3.

I hereby confirm that I have received everything owed to me under any law or agreement or any other source, including, but not limited to, consulting fees, reimbursements or refunds for expenses of any kind, equity, commissions, incentives, or bonuses connected to or arising out of the Services Period.

4.

I hereby confirm and undertake that neither I, nor anyone on my behalf, have or will have any claim or demand of any kind whatsoever against the Company and/or the Canadian group and their directors, officers, employees, agents, shareholders, partners, predecessors, successors, and assigns (collectively: the “Group”), connected to or arising out of the Services Period, including, without limitation, in connection with consulting fees, equity, commissions, incentives, bonuses and/or any claims relating to the existence of employer-employee relationship with the Company and/or any member of the Group and/or relating to any liability, debt and/or responsibility arising from such relationship for any reason. For the avoidance of doubt, I hereby confirm and declare that I have no claims against the Group in relation to the Services Period.

5.

I acknowledge that I paid all applicable taxes and similar payment on the consideration that was paid to me during the Services Period. I acknowledge that the consideration, which was paid to me by the Group during the Services Period, substantially exceeds the consideration that would have been paid to me if I was an employee of the Company and/or the Group during the Services Period, since the consideration that was paid to me, included, inter alia, all social benefits paid to an employee.

6.

I further acknowledge that the calculation of the consideration that was paid to me during the Services Period was made in light of it being the conclusive payment which the Company and the Group will have to pay with respect of the Services, and that such consideration included all the terms, rights and benefits according to any law, to which I would have been entitled to if I was an employee of the Company and/or the Group during the Services Period, including any payment which the Company and/or the Group should have transferred to a third party (including State authorities) if I was an employee of the Company and/or the Group and if an employer-employee relationship were to exist between myself and the Company and/or the Group during the Services Period.

7.	I hereby confirm and declare that there shall be no continuity between the Services Period and the period of my employment in the Company in accordance with the Employment Agreement.
8.

I further acknowledge that the undertakings contained in this letter are irrevocable and the Company and each member of the Group and any third party shall be relying upon my undertakings. I hereby confirm that the Company’s consent to hire me as detailed in the Employment Agreement, was given upon my agreement, signature, and full execution of my commitments in this letter.

9.

I hereby declare that I am fully aware of my rights according to the law and that this letter is signed by me of my own free will after having checked all my accounts with the Company and the Group and after having investigated all my rights against the Company and the Group and after having been given the opportunity to consult with any person of my choosing.

/s/ Tamir Poleg	5/6/2026
Signature	Date
Tamir Poleg

Confirmation by TYD Consulting

We, the undersigned, TYD Consulting, acknowledge this Letter of Undertaking and accept its terms as a direct party thereto and all terms, undertakings, waivers and agreements set out in this Letter of Undertaking shall apply to us for any matter and purpose.

/s/ Tamir Poleg	5/6/2026
Signature	Date
Tamir Poleg

Appendix B

Salary and Benefits

1.	Salary
1.1	The Company shall pay you a gross monthly salary of USD$16,666.67, converted each month prior to payment into NIS (the “Salary”).
1.2

The Salary for each month shall be payable monthly, and no later than fifteen (15) calendar days following the month in which services were provided. The Salary may change from time to time as approved by The Board of Directors of The Real Brokerage Inc., and if decreased, as also consented to by you.

2.	Vacation
2.1

You shall be entitled to flexible paid time off in accordance with the Group’s paid time off policies, but in all events which shall not be less than the statutorily required working days’ vacation in each calendar year. The Company’s flexible paid time off policy shall apply pursuant to which you can take additional vacation days in line with the applicable policy. Note that such flexible vacation days do not accrue nor will be paid out on exit (except for any statutory vacation days accrued and not utilized during the year of departure).

2.2	The accrual of vacations days shall be in accordance with the Company’s policy as in effect from time to time.
3.	Sick Leave and Recuperation Pay

You shall be entitled to sick leave and sick pay according to law. Notwithstanding the aforesaid, you will be entitled to your full Salary from the first day of your sick leave. You shall not be entitled to any compensation with respect to unused sick leave.

You shall be paid recuperation pay as required by law.

4.	Travel Expenses

The Company shall pay you travel expenses according to the law.

Severance Pay and Pension Arrangement

4.1	You shall be entitled to contributions to a pension arrangement of your choice (the “Pension Arrangement”), at the following monthly rates:
(a)	The Company shall contribute:
(i)	8.33% of the Salary towards the severance pay component; and
(ii)

6.5% of the Salary towards the pension component. In the case you are insured in a mangers insurance policy or a provident fund (which is not a pension fund), the 6.5% rate shall include the rate of contributions towards the disability insurance (עבודה כושר אבדן ביטוח), ensuring loss of earning payment of 75% of the Salary, provided that no less than 5% shall be contributed towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the delta between the 5% pension contribution and 6.5% total contribution rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.
4.2

It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix D) published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to your Pension Arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which you otherwise may have become entitled at law.

4.3

The Company waives all rights to have its payments refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that you withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

5.	Bonus
5.1

You may be entitled to receive an annual discretionary bonus, the terms and conditions of which shall be determined annually by the group, in its sole and absolute discretion, at such time as customary in the Company (the “Bonus”).

5.2	Where any Bonus is paid to you hereunder, being a conditional payment, it shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits.
5.3

The calculation and interpretation of any Bonus payable to you, the decision to award any bonus, and date of payment thereof, in each case, in any given year, shall be determined by the Company, at its sole and final discretion, and shall not be subject to review or appeal.

The Company reserves the right to change or cancel such Bonus entitlement at any time and for any reason, in its sole discretion.

Appendix C

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

I, Tamir Poleg, am employed by Real Technology Broker Ltd. (“Company”) pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Employment Agreement”).

I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

1.	Confidential Information and Confidentiality
1.1

I am aware that I may have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking (“Confidential Information”). For the purposes of this agreement, Confidential Information includes but is not limited to:

(a)

Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items;

(b)

Business information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group’s employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, customer lists, customer preferences, financial information, credit information; and similar items; and

(c)

Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.

1.2

During the term of the Employment Agreement and at all times thereafter I shall keep confidential, and shall not except in the proper performance of my employment duties use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required.

1.3	Without derogating from the generality of the foregoing, I confirm that:
1.3.1

Except in the proper performance of my employment duties, I shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.

1.3.2	I shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.
1.3.3

Upon termination of my employment, or at the earlier request of my direct manager I shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I shall not retain copies thereof in whatever form.

2.	Non-Competition and Non-Solicitation

I hereby covenant that throughout the term of the Employment Agreement and for a period of 12 months thereafter:

2.1

I shall not, directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business anywhere in the world which competes with, or proposes to compete with the Group, including, without limitation, in any activity in the field of real estate brokerage, real estate closing or financial technology services;

2.2	I shall not, whether directly or indirectly, in any way:
2.2.1	canvass, solicit, or endeavour to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:
2.2.1.1	a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;
2.2.1.2	in the habit of dealing with the Group;
2.2.1.3	an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or
2.2.1.4	negotiating or discussing becoming any of the above.
2.2.2	otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2.1 and the Group (including by assisting another to interfere in such relationship).
2.3

I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group’s business, and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in this Section 2.

3.	Intellectual Property
3.1

I shall promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with my employment with the Company and/or which use Confidential Information or other Group property (“Inventions”).

For the purposes of this Agreement, “Intellectual Property” shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

3.2

I further confirm that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and I shall not be entitled to, and I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause, constitute an express waiver of any rights I may have under Section 134 of the Patent Law.

3.3

Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. I shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.	No Conflicting Obligations

I have not and will not, at any time during the term of the Employment Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent.

I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	Notice to Offerors

I agree that if, during my employment with the Company or the period of the restrictions set out in Section 2, I receive an offer of employment or engagement, I will provide a copy of this Undertaking to the offeror as soon as is reasonably practicable after receiving the offer.

6.	General
6.1	I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold me liable.
6.2

The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

6.3	My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.
6.4

My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above shall be for the period specified in such Section.

6.5	This Undertaking shall be governed by and construed in accordance with the laws of Israel.

Tamir Poleg	/s/ Tamir Poleg	5/6/2026
Employee	Signature	Date

The Company hereby agrees to and accepts the assignment of all rights in the Inventions.

/s/ Alexandra Lumpkin	5/6/2026
By: Alexandra Lumpkin	Date
Title: Vice President of the Company

[Signature Page to Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking]

Appendix D

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –
(A)

for Pension Funds are not less than 14.33% of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:
(1)

13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)

11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –
(A)

the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)

an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)

This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.